EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Taubman Centers, Inc.:
We consent to the incorporation by reference in this registration statement on Form S-8 of Taubman Centers, Inc. (the Company) of our reports dated February 26, 2008, with respect to the consolidated balance sheets of Taubman Centers, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareowners’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the annual report on Form 10-K for the year ended December 31, 2007 of Taubman Centers, Inc.
Our report on the Company’s consolidated financial statements and related financial statement schedules refers to the Company’s change in method of quantifying errors in 2006 pursuant to SEC Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements and the consolidation of the entity that owns Cherry Creek Shopping Center, pursuant to the transition methodology provided in Emerging Issues Task Force Issue No. 04-5 Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.

/s/ KPMG LLP

Chicago, Illinois
June 25, 2008